Exhibit 99.1

Dollar General Corporation Reports Second Quarter 2022 Results

Updates Financial Guidance for Fiscal Year 2022

GOODLETTSVILLE, Tenn.--(BUSINESS WIRE)--August 25, 2022--Dollar General Corporation (NYSE: DG) today reported financial results for its fiscal year 2022 second quarter (13 weeks) ended July 29, 2022.

•	Net Sales Increased 9.0% to $9.4 Billion

•	Same-Store Sales Increased 4.6%

•	Operating Profit Increased 7.5% to $913 Million

•	Diluted Earnings Per Share (“EPS”) Increased 10.8% to $2.98

•	Year-to-Date Cash Flows From Operations of $948 Million

•	Company Updates Real Estate Plans for Fiscal Year 2022

•	Board of Directors Increases Share Repurchase Program Authorization; Declares Quarterly Cash Dividend of $0.55 per share

“We are pleased with our second quarter results, and I want to thank our associates for delivering another quarter of strong performance during a period of inflation and economic uncertainty,” said Todd Vasos, Dollar General’s chief executive officer. “The quarter was highlighted by same-store sales growth of 4.6%, a slight increase in customer traffic, accelerated growth in market share of highly consumable product sales, and double-digit growth in EPS.”

“During the quarter, we also made significant progress advancing our operating priorities and strategic initiatives, further enhancing our unique value and convenience proposition. Looking ahead, we are confident that our strategic actions, which have transformed this company in recent years and solidified Dollar General as the clear leader in small-box discount retail, have positioned us well for continued success, while supporting long-term shareholder value creation.”

Second Quarter 2022 Highlights

Net sales increased 9.0% to $9.4 billion in the second quarter of 2022 compared to $8.7 billion in the second quarter of 2021. The net sales increase was primarily driven by positive sales contributions from new stores and growth in same-store sales, partially offset by the impact of store closures. Same-store sales increased 4.6% compared to the second quarter of 2021, driven primarily by an increase in average transaction amount, as well as a slight increase in customer traffic. Same-store sales in the second quarter of 2022 included growth in the consumables category, partially offset by declines in each of the apparel, seasonal, and home products categories.

Gross profit as a percentage of net sales was 32.3% in the second quarter of 2022 compared to 31.6% in the second quarter of 2021, an increase of 69 basis points. This gross profit rate increase was primarily attributable to higher inventory markups; partially offset by an increased LIFO provision, which was driven higher by product costs; a greater proportion of sales coming from the consumables category, which generally has a lower gross profit rate than other product categories; and increases in markdowns, transportation costs, distribution costs, and inventory damages.

Selling, general and administrative expenses (“SG&A”) as a percentage of net sales were 22.6% in the second quarter of 2022 compared to 21.8% in the second quarter of 2021, an increase of 82 basis points. The primary expenses that were a greater percentage of net sales in the current year period were retail labor, repairs & maintenance, utilities and payroll taxes.

Operating profit for the second quarter of 2022 increased 7.5% to $913.4 million compared to $849.6 million in the second quarter of 2021.

The effective income tax rate in the second quarter of 2022 was 22.1% compared to 21.4% in the second quarter of 2021. This higher effective income tax rate was primarily due to a reduced benefit from stock-based compensation, partially offset by a lower effective state income tax rate in the 2022 period when compared to the 2021 period.

The Company reported net income of $678.0 million for the second quarter of 2022, an increase of 6.4% compared to $637.0 million in the second quarter of 2021. Diluted EPS increased 10.8% to $2.98 for the second quarter of 2022 compared to diluted EPS of $2.69 in the second quarter of 2021.

Merchandise Inventories

As of July 29, 2022, total merchandise inventories, at cost, were $6.9 billion compared to $5.3 billion as of July 30, 2021, an increase of 25.1% on a per-store basis. This increase primarily reflects the impact of product cost inflation, and a greater mix of higher-value products, particularly in the Home and Seasonal categories as a result of the continued rollout of the Company’s non-consumables initiative.

Capital Expenditures

Total additions to property and equipment in the 26-week period ended July 29, 2022 were $659 million, including approximately: $255 million for improvements, upgrades, remodels and relocations of existing stores; $210 million related to store facilities, primarily for leasehold improvements, fixtures and equipment in new stores; $157 million for distribution and transportation-related projects; and $22 million for information systems upgrades and technology-related projects. During the second quarter of 2022, the Company opened 227 new stores, remodeled 533 stores, and relocated 30 stores.

Share Repurchases

In the second quarter of 2022, the Company repurchased $349 million of its common stock, or 1.5 million shares, at an average price of $233.36 per share, under its share repurchase program. The total remaining authorization for future repurchases was $1.0 billion at the end of the second quarter of 2022. On August 24, 2022, the Company’s Board of Directors increased the authorization under the share repurchase program by $2.0 billion. Under the authorization, repurchases may be made from time to time in open market transactions, including pursuant to trading plans adopted in accordance with Rule 10b5-1 of the Securities Exchange Act of 1934, as amended, or in privately negotiated transactions. The timing, manner and number of shares repurchased will depend on a variety of factors, including price, market conditions, compliance with the covenants and restrictions under the Company’s debt agreements and other factors. The authorization has no expiration date.

Dividend

On August 23, 2022, the Company’s Board of Directors declared a quarterly cash dividend of $0.55 per share on the Company’s common stock, payable on or before October 18, 2022 to shareholders of record on October 4, 2022. While the Board of Directors intends to continue regular cash dividends, the declaration and amount of future dividends are subject to the sole discretion of the Board and will depend upon, among other things, the Company’s results of operations, cash requirements, financial condition, contractual restrictions, and other factors the Board may deem relevant in its sole discretion.

Fiscal Year 2022 Financial Guidance and Store Growth Outlook

While ongoing uncertainties exist with respect to product cost inflation, supply chain dynamics, new store opening delays, and the evolution of consumer spending throughout the year, the Company is updating its sales guidance, and reiterating the remainder of its financial guidance for the 53-week fiscal year ending February 3, 2023 (“fiscal year 2022”) issued on May 26, 2022. The Company now expects the following:

•	Net sales growth of approximately 11%, including an estimated benefit of approximately two percentage points from the 53rd week; compared to its previous expectation of approximately 10.0% - 10.5%, including an estimated benefit of approximately two percentage points from the 53rd week; and

•	Same-store sales growth of approximately 4.0% - 4.5%; compared to its previous expectation of approximately 3.0% - 3.5%.

The Company continues to expect the following:

•	Diluted EPS growth in the range of approximately 12% to 14%, including an estimated benefit of approximately four percentage points from the 53rd week;

o     This Diluted EPS guidance now assumes a revised expectation of an effective tax rate in the range of 22.0% - 22.5%; compared to its previous expectation in the range of 22.5% - 23.0%;

•	Share repurchases of approximately $2.75 billion; and

•	Capital expenditures, including those related to investments in the Company’s strategic initiatives, in the range of $1.4 billion - $1.5 billion.

As a result of ongoing delays in permitting and the receipt of construction materials associated with new store openings, the Company is updating its plans for real estate projects for fiscal year 2022. The Company now plans to execute 2,930 to 2,980 real estate projects, including 1,010 to 1,060 new store openings, approximately 1,795 remodels, and approximately 125 store relocations. This is compared to its previous expectation to execute 2,980 real estate projects, including 1,110 new store openings, 1,750 remodels, and 120 store relocations.

Conference Call Information

The Company will hold a conference call on August 25, 2022 at 9:00 a.m. CT/10:00 a.m. ET, hosted by Todd Vasos, chief executive officer, Jeff Owen, chief operating officer, and John Garratt, chief financial officer. To participate via telephone, please call (877) 407-0890 at least 10 minutes before the conference call is scheduled to begin. The conference ID is 13731252. There will also be a live webcast of the call available at https://investor.dollargeneral.com under “News & Events, Events & Presentations.” A replay of the conference call will be available through September 22, 2022, and will be accessible via webcast replay or by calling (877) 660-6853. The conference ID for the telephonic replay is 13731252.

Forward-Looking Statements

This press release contains forward-looking information within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act. Forward-looking statements include those regarding the Company’s outlook, strategy, initiatives, plans and intentions including, but not limited to, statements made within the quotation of Mr. Vasos, and in the sections entitled “Share Repurchases,” “Dividend,” and “Fiscal Year 2022 Financial Guidance and Store Growth Outlook.” A reader can identify forward-looking statements because they are not limited to historical fact or they use words such as “outlook,” “may,” “will,” “should,” “could,” “would,” “can,” “believe,” “anticipate,” “plan,” “project,” “expect,” “estimate,” “target,” “forecast,” “predict,” “position,” “assume,” “opportunities,” “intend,” “continue,” “future,” “beyond,” “ongoing,” “potential,” “long-term,” “guidance,” “goal,” “outcome,” “uncertainty,” “look to,” “move ahead,” “looking ahead,” “subject to,” “committed,” “confident,” “focus on,” or “likely to,” and similar expressions that concern the Company’s strategies, plans, initiatives, intentions or beliefs about future occurrences or results. These matters involve risks, uncertainties and other factors that may change at any time and may cause actual results to differ materially from those which the Company expected. Many of these statements are derived from the Company’s operating budgets and forecasts as of the date of this release, which are based on many detailed assumptions that the Company believes are reasonable. However, it is very difficult to predict the effect of known factors on future results, and the Company cannot anticipate all factors that could affect future results that may be important to an investor. All forward-looking information should be evaluated in the context of these risks, uncertainties and other factors. Important factors that could cause actual results to differ materially from the expectations expressed in or implied by such forward-looking statements include, but are not limited to:

•	risks related to the COVID-19 pandemic and associated governmental responses, including but not limited to, the effects on the Company’s supply chain, distribution network and capacity, store and distribution center growth, store and distribution center closures, transportation and distribution costs, SG&A expenses, share repurchase activity, and cybersecurity risk profile, as well as the effects on domestic and foreign economies, the global supply chain, labor availability, and customers’ spending patterns;

•	economic factors, including but not limited to employment levels; inflation; pandemics; higher fuel, energy, healthcare and housing costs, interest rates, consumer debt levels, and tax rates; tax law changes that negatively affect credits and refunds; lack of available credit; decreases in, or elimination of, government stimulus programs or subsidies such as unemployment and food/nutrition assistance programs; commodity rates; transportation, lease and insurance costs; wage rates (including the heightened possibility of increased federal, state and/or local minimum wage rates); foreign exchange rate fluctuations; measures or events that create barriers to or increase the costs of international trade (including increased import duties or tariffs); and changes in laws and regulations and their effect on, as applicable, customer spending and disposable income, the Company’s ability to execute its strategies and initiatives, the Company’s cost of goods sold, the Company’s SG&A expenses (including real estate costs), and the Company’s sales and profitability;

•	failure to achieve or sustain the Company’s strategies and initiatives, including those relating to merchandising, real estate and new store development, international expansion, store formats and concepts, digital, marketing, health services, shrink, sourcing, private brand, inventory management, supply chain, store operations, expense reduction, technology, pOpshelf, DG Fresh initiative, Fast Track, and DG Media Network;

•	competitive pressures and changes in the competitive environment and the geographic and product markets where the Company operates, including, but not limited to, pricing, promotional activity, expanded availability of mobile, web-based and other digital technologies, and alliances or other business combinations;

•	failure to timely and cost-effectively execute the Company’s real estate projects or to anticipate or successfully address the challenges imposed by the Company’s expansion, including into new countries or domestic markets, states, or urban or suburban areas;

•	levels of inventory shrinkage;

•	failure to successfully manage inventory balances, issues related to supply chain disruptions, seasonal buying pattern disruptions, and distribution network capacity;

•	failure to maintain the security of the Company’s business, customer, employee or vendor information or to comply with privacy laws, or the Company or one of its vendors falling victim to a cyberattack (which risk is heightened as a result of the current conflict between Russia and Ukraine) that prevents the Company from operating all or a portion of its business;

•	damage or interruption to the Company’s information systems as a result of external factors, staffing shortages or challenges in maintaining or updating the Company’s existing technology or developing or implementing new technology;

•	a significant disruption to the Company’s distribution network, the capacity of the Company’s distribution centers or the timely receipt of inventory, or delays in constructing, opening or staffing new distribution centers;

•	risks and challenges associated with sourcing merchandise from suppliers, including, but not limited to, those related to international trade (for example, disruptive political events like the current conflict between Russia and Ukraine);

•	natural disasters, unusual weather conditions (whether or not caused by climate change), pandemic outbreaks or other health crises, political or civil unrest, acts of war, violence or terrorism, and disruptive global political events (for example, the current conflict between Russia and Ukraine);

•	product liability, product recall or other product safety or labeling claims;

•	incurrence of material uninsured losses, excessive insurance costs or accident costs;

•	failure to attract, develop and retain qualified employees while controlling labor costs (including the heightened possibility of increased federal, state and/or local minimum wage rates/salary levels) and other labor issues;

•	loss of key personnel or inability to hire additional qualified personnel;

•	risks associated with the Company’s private brands, including, but not limited to, the Company’s level of success in improving their gross profit rate;

•	seasonality of the Company’s business;

•	failure to protect the Company’s reputation;

•	the impact of changes in or noncompliance with governmental regulations and requirements (including, but not limited to, those dealing with the sale of products, including without limitation, product and food safety, marketing or labeling; information security and privacy; labor and employment; employee wages and benefits (including the heightened possibility of increased federal, state and/or local minimum wage rates/salary levels); health and safety; imports and customs; bribery; climate change; and environmental compliance, as well as tax laws (including those related to the federal, state or foreign corporate tax rate), the interpretation of existing tax laws, or the Company’s failure to sustain its reporting positions negatively affecting the Company’s tax rate) and developments in or outcomes of private actions, class actions, multi-district litigation, arbitrations, derivative actions, administrative proceedings, regulatory actions or other litigation or of inquiries from federal, state and local agencies, regulatory authorities, attorneys general, committees, subcommittees and members of the U.S. Congress, and other local, state, federal and international governmental authorities;

•	new accounting guidance or changes in the interpretation or application of existing guidance;

•	deterioration in market conditions, including market disruptions, limited liquidity and interest rate fluctuations, or changes in the Company’s credit profile;

•	the factors disclosed under “Risk Factors” in the Company’s most recent Annual Report on Form 10-K and any subsequently filed Quarterly Reports on Form 10-Q; and

•	such other factors as may be discussed or identified in this press release.

All forward-looking statements are qualified in their entirety by these and other cautionary statements that the Company makes from time to time in its SEC filings and public communications. The Company cannot assure the reader that it will realize the results or developments the Company anticipates or, even if substantially realized, that they will result in the consequences or affect the Company or its operations in the way the Company expects. Forward-looking statements speak only as of the date made. The Company undertakes no obligation, and specifically disclaims any duty, to update or revise any forward-looking statements as a result of new information, future events or circumstances, or otherwise, except as otherwise required by law. As a result of these risks and uncertainties, readers are cautioned not to place undue reliance on any forward-looking statements included herein or that may be made elsewhere from time to time by, or on behalf of, the Company.

Investors should also be aware that while the Company does, from time to time, communicate with securities analysts and others, it is against the Company’s policy to disclose to them any material, nonpublic information or other confidential commercial information. Accordingly, shareholders should not assume that the Company agrees with any statement or report issued by any securities analyst regardless of the content of the statement or report. Furthermore, the Company has a policy against confirming projections, forecasts or opinions issued by others. Thus, to the extent that reports issued by securities analysts contain any projections, forecasts or opinions, such reports are not the Company’s responsibility.

About Dollar General Corporation

Dollar General Corporation has been delivering value to shoppers for more than 80 years. Dollar General helps shoppers Save time. Save money. Every day.® by offering products that are frequently used and replenished, such as food, snacks, health and beauty aids, cleaning supplies, basic apparel, housewares and seasonal items at everyday low prices in convenient neighborhood locations. Dollar General operated 18,566 stores in 47 states as of July 29, 2022. In addition to high-quality private brands, Dollar General sells products from America's most-trusted manufacturers such as Clorox, Energizer, Procter & Gamble, Hanes, Coca-Cola, Mars, Unilever, Nestle, Kimberly-Clark, Kellogg's, General Mills, and PepsiCo. Learn more about Dollar General at www.dollargeneral.com.

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands)

	(Unaudited)
	July 29	July 30	January 28
	2022	2021	2022
ASSETS
Current assets:
Cash and cash equivalents	$326,263	$313,666	$344,829
Merchandise inventories	6,935,856	5,279,273	5,614,325
Income taxes receivable	93,283	127,011	97,394
Prepaid expenses and other current assets	327,490	272,768	247,295
Total current assets	7,682,892	5,992,718	6,303,843
Net property and equipment	4,648,187	4,104,193	4,346,127
Operating lease assets	10,319,225	9,805,081	10,092,930
Goodwill	4,338,589	4,338,589	4,338,589
Other intangible assets, net	1,199,700	1,199,810	1,199,750
Other assets, net	50,663	47,417	46,132
Total assets	$28,239,256	$25,487,808	$26,327,371

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current portion of long-term obligations	$900,635	$-	$-
Current portion of operating lease liabilities	1,231,064	1,127,841	1,183,559
Accounts payable	4,358,388	3,369,984	3,738,604
Accrued expenses and other	1,069,926	973,025	1,049,139
Income taxes payable	6,773	8,234	8,055
Total current liabilities	7,566,786	5,479,084	5,979,357
Long-term obligations	4,290,700	4,156,765	4,172,068
Long-term operating lease liabilities	9,070,328	8,661,716	8,890,709
Deferred income taxes	906,846	781,477	825,254
Other liabilities	216,105	271,631	197,997
Total liabilities	22,050,765	19,350,673	20,065,385

Commitments and contingencies

Shareholders' equity:
Preferred stock	-	-	-
Common stock	197,372	204,142	201,265
Additional paid-in capital	3,627,987	3,504,850	3,587,914
Retained earnings	2,364,098	2,429,821	2,473,999
Accumulated other comprehensive loss	(966)	(1,678)	(1,192)
Total shareholders' equity	6,188,491	6,137,135	6,261,986
Total liabilities and shareholders' equity	$28,239,256	$25,487,808	$26,327,371

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES

Condensed Consolidated Statements of Income

(In thousands, except per share amounts)

(Unaudited)

	For the Quarter Ended
	July 29	% of Net	July 30	% of Net
	2022	Sales	2021	Sales
Net sales	$9,425,713	100.00%	$8,650,198	100.00%
Cost of goods sold	6,377,490	67.66	5,912,539	68.35
Gross profit	3,048,223	32.34	2,737,659	31.65
Selling, general and administrative expenses	2,134,797	22.65	1,888,091	21.83
Operating profit	913,426	9.69	849,568	9.82
Interest expense	43,098	0.46	39,430	0.46
Income before income taxes	870,328	9.23	810,138	9.37
Income tax expense	192,298	2.04	173,119	2.00
Net income	$678,030	7.19%	$637,019	7.36%

Earnings per share:
Basic	$3.00		$2.71
Diluted	$2.98		$2.69
Weighted average shares outstanding:
Basic	226,299		234,924
Diluted	227,456		236,406

	For the 26 Weeks Ended
	July 29	% of Net	July 30	% of Net
	2022	Sales	2021	Sales
Net sales	$18,177,065	100.00%	$17,051,162	100.00%
Cost of goods sold	12,390,479	68.17	11,557,835	67.78
Gross profit	5,786,586	31.83	5,493,327	32.22
Selling, general and administrative expenses	4,127,003	22.70	3,734,909	21.90
Operating profit	1,659,583	9.13	1,758,418	10.31
Interest expense	82,774	0.46	79,822	0.47
Income before income taxes	1,576,809	8.67	1,678,596	9.84
Income tax expense	346,122	1.90	363,828	2.13
Net income	$1,230,687	6.77%	$1,314,768	7.71%

Earnings per share:
Basic	$5.41		$5.55
Diluted	$5.39		$5.52
Weighted average shares outstanding:
Basic	227,388		236,736
Diluted	228,533		238,354

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	For the 26 Weeks Ended
	July 29	July 30
	2022	2021
Cash flows from operating activities:
Net income	$1,230,687	$1,314,768
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	349,722	312,682
Deferred income taxes	81,419	70,755
Noncash share-based compensation	42,093	39,903
Other noncash (gains) and losses	214,128	51,036
Change in operating assets and liabilities:
Merchandise inventories	(1,528,744)	(80,038)
Prepaid expenses and other current assets	(87,244)	(72,072)
Accounts payable	622,346	(245,382)
Accrued expenses and other liabilities	22,389	(25,479)
Income taxes	2,829	(44,080)
Other	(1,609)	(4,549)
Net cash provided by (used in) operating activities	948,016	1,317,544

Cash flows from investing activities:
Purchases of property and equipment	(658,784)	(518,466)
Proceeds from sales of property and equipment	2,166	1,805
Net cash provided by (used in) investing activities	(656,618)	(516,661)

Cash flows from financing activities:
Repayments of long-term obligations	(4,696)	(2,936)
Net increase (decrease) in commercial paper outstanding	1,041,233	18,400
Repurchases of common stock	(1,095,396)	(1,700,148)
Payments of cash dividends	(249,462)	(198,107)
Other equity and related transactions	(1,643)	18,997
Net cash provided by (used in) financing activities	(309,964)	(1,863,794)

Net increase (decrease) in cash and cash equivalents	(18,566)	(1,062,911)
Cash and cash equivalents, beginning of period	344,829	1,376,577
Cash and cash equivalents, end of period	$326,263	$313,666

Supplemental cash flow information:
Cash paid for:
Interest	$81,120	$79,054
Income taxes	$261,935	$336,100
Supplemental schedule of non-cash investing and financing activities:
Right of use assets obtained in exchange for new operating lease liabilities	$843,900	$893,773
Purchases of property and equipment awaiting processing for payment, included in Accounts payable	$139,023	$119,336

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES

Selected Additional Information

(Unaudited)

Sales by Category (in thousands)

	For the Quarter Ended
	July 29	July 30
	2022	2021	% Change
Consumables	$7,475,839	$6,612,950	13.0%
Seasonal	1,086,904	1,090,311	-0.3%
Home products	559,766	561,190	-0.3%
Apparel	303,204	385,747	-21.4%
Net sales	$9,425,713	$8,650,198	9.0%

	For the 26 Weeks Ended
	July 29	July 30
	2022	2021	% Change
Consumables	$14,436,340	$12,991,085	11.1%
Seasonal	2,048,282	2,140,693	-4.3%
Home products	1,099,588	1,132,505	-2.9%
Apparel	592,855	786,879	-24.7%
Net sales	$18,177,065	$17,051,162	6.6%

Store Activity

	For the 26 Weeks Ended
	July 29	July 30
	2022	2021
Beginning store count	18,130	17,177
New store openings	466	530
Store closings	(30)	(24)
Net new stores	436	506
Ending store count	18,566	17,683
Total selling square footage (000's)	138,286	130,901
Growth rate (square footage)	5.6%	5.9%

Contacts

Investor Contacts:
Donny Lau, (615) 855-5591
Kevin Walker, (615) 855-4954

Media Contacts:
Jennifer Moreau, (877) 944-3477
Crystal Luce, (615) 855-5210

Source: Dollar General Corporation